Exhibit 10.9

CSW INDUSTRIALS, INC.

Form of Restricted Share Award Agreement

WHEREAS, Capital Southwest Corporation (“Capital Southwest”) and [                    ] (the “Participant”) currently are parties to a Restricted Stock Agreement, dated August 28, 2014, which was amended and restated on September 9, 2015, whereby Capital Southwest granted restricted stock to the Participant (the “Capital Southwest Award”) under the Capital Southwest Corporation 2010 Restricted Stock Award Plan (the “Capital Southwest Plan”);

WHEREAS, effective as of 11:59 p.m. Central Time on September 30, 2015 (the “Effective Time”), Capital Southwest separated its industrial products, coatings, sealants, and adhesives and specialty chemicals businesses from its other businesses through a spin-off of those businesses to its stockholders, which resulted in the distribution of 100% of the outstanding stock in CSW Industrials, Inc. (the “Company”) to the holders of common stock of Capital Southwest (the “Share Distribution”);

WHEREAS, the Capital Southwest Award is being amended in connection with the Share Distribution and such adjustment includes granting restricted stock of the Company (the “Replacement Award”);

WHEREAS, the Board of Directors of the Company has approved granting Replacement Awards in connection with the Share Distribution; and

WHEREAS, pursuant to Section 23 of the CSW Industrials, Inc. 2015 Equity and Incentive Compensation Plan (the “Plan”), the Company is authorized to issue Replacement Awards to any holder of an equity compensation award granted under the Capital Southwest Plan that remains outstanding immediately prior to the Share Distribution.

NOW, THEREFORE, the Company hereby grants a Replacement Award to the Participant as follows:

Date of Grant:	August 28, 2014

Name of Participant:	[ ]

Number of Common Shares:	[ ], subject to reduction pursuant to Section 3 below

Vesting Schedule:	1/3 on the Trigger Event Date; an additional 1/3 on the first anniversary of the Trigger Event Date; and the final 1/3 on the second anniversary of the Trigger Event Date

The Company hereby awards to the Participant the number of shares of the presently authorized but unissued Common Shares of the Company (the “Restricted Shares”) set forth above pursuant to the Plan, effective as of the Effective Time. This award of Restricted Shares is not intended to be a Qualified Performance-Based Award under the Plan. Unless otherwise provided herein, capitalized terms used in this Award Agreement that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan.

The terms and conditions of the Restricted Shares granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.	No Right to Continued Employee Status

Nothing contained in this Award Agreement shall confer upon the Participant the right to the continuation of his or her employee status, or to interfere with the right of the Company or any Subsidiary to terminate such relationship.

2.	Vesting of Restricted Shares

(a)	Subject to the other provisions of this Award Agreement, the Restricted Shares shall vest in accordance with the Vesting Schedule set forth above.

(b)	Notwithstanding anything in this Award Agreement or the Plan to the contrary, all unvested Restricted Shares shall automatically vest in full, subject to reduction as provided in Section 3 below, upon the occurrence of any of the following events following the Trigger Event Date: (i) a Change in Control; (ii) the Participant’s termination of service from the Company and all Subsidiaries by the Participant for Good Reason; (iii) the Participant’s service is terminated by the Company and all Subsidiaries without Cause; (iv) the Participant’s termination of service from the Company and all Subsidiaries due to the Participant’s Disability; or (v) the Participant’s termination of service from the Company and all Subsidiaries due to the Participant’s death. Notwithstanding anything to the contrary, in the event a Change in Control or a termination of service from the Company and all Subsidiaries of the Participant for one of the reasons described in this Section 2(b) occurs on or before the Trigger Event Date, the Restricted Shares shall vest in full, subject to reduction as provided in Section 3 below, on the Trigger Event Date. For purposes hereof,

(i)	“Cause” mean with respect to the Participant (A) commission of any act or acts of personal dishonesty intended to result in substantial personal enrichment to the Participant to the detriment of the Company or any Subsidiary; (B) conviction of, or entering into a plea of nolo contendere to, a felony; (C) repeated failures to perform his or her responsibilities that are demonstrably willful and deliberate, provided that such failures have continued for more than ten (10) days following written notice from the Company or a Subsidiary of its intent to terminate his or her employment based on such failures; (D) intentional repeated or continuing violation of any of the applicable policies or procedures of the Company or a Subsidiary that occurs or continues after notice to the Participant that he or she has violated such policy or procedure; or (E) any material breach of a written covenant or agreement with the Company or a Subsidiary including the terms of the Plan or any material breach of fiduciary duty to the Company or a Subsidiary;

(ii)	“Disability” shall have the meaning set forth in Section 22(e)(3) of the Code;

(iii)	“Good Reason” means the occurrence of any of the following: (A) a material breach of the Participant’s employment agreement by the Company or a Subsidiary; (B) a reduction in the Participant’s title or a material reduction in the Participant’s duties, authorities, and/or responsibilities; (C) a material reduction in the Participant’s compensation or benefits; or (D) a requirement by the Company or a Subsidiary without the Participant’s consent, that the Participant relocate to a location greater than thirty-five (35) miles from the Participant’s place of residence; provided, however, such events will not constitute “Good Reason” unless (1) the Participant gives the Company or a Subsidiary employing the Participant notice of the existence of an event described above within ninety (90) days following the initial occurrence thereof, (2) the Company or a Subsidiary employing the Participant does not remedy such event within thirty (30) days of receiving the notice described in the preceding clause (1) and (3) the Participant terminates employment within twelve (12) months of the end of the cure period described in the preceding clause (2);

(iv)	“Trigger Event” means the Share Distribution; and

(v)	“Trigger Event Date” means the 90th day following the consummation of the Trigger Event.

(c)	Except with respect to the Participant’s termination of service for one of the reasons described in Section 2(b), all unvested Restricted Shares as of the Participant’s termination of service shall expire and be forfeited immediately upon such termination of service.

(d)	Notwithstanding anything in this Agreement or the Plan to the contrary, employment with Capital Southwest or one of its subsidiaries after the Share Distribution will be deemed to be employment with the Company under the Plan, and a termination of service from Capital Southwest and all of its subsidiaries after the Share Distribution will be deemed to be a termination of service from the Company under the Plan, notwithstanding that the Company ceases to be an affiliate of Capital Southwest.

3.	Reduction of Restricted Shares

The number of Restricted Shares subject to this Award Agreement, together with the number of shares of restricted stock of Capital Southwest subject to the restricted stock award granted to the Participant by Capital Southwest on the Date of Grant (the “Capital Southwest Restricted Stock Award”) shall, if necessary, be reduced, in the aggregate, by such number of shares, if any, as is necessary to cause the Equity Award Value to not exceed the Total Payout Amount. In the event such reduction is necessary, the number of shares of restricted stock of Capital Southwest subject to the Capital Southwest Restricted Stock Award shall be reduced (to zero, if necessary) prior to any such reduction of the number of Restricted Shares subject to this Award Agreement. The number of Restricted Shares subject to this Award Adjustment, as so adjusted, shall vest in accordance with the Vesting Schedule and Section 2 above. For purposes hereof,

(a)	“Aggregate Base Value” means $557,353,318.

(b)	“Aggregate Trigger Event Value” means the sum of (i) the product of (A) the VWAP of one share of common stock of Capital Southwest over the twenty (20) consecutive trading days immediately preceding the Trigger Event Date and (B) the Fully Diluted Shares of Capital Southwest outstanding as of the Trigger Event Date, plus, except in the case of the Share Distribution, the aggregate value of all dividends and distributions paid on the common stock of Capital Southwest from the Date of Grant through the Trigger Event Date and (ii) the product of (A) the VWAP of one Common Share over the twenty (20) consecutive trading days immediately preceding the Trigger Event Date and (B) the Fully Diluted Shares of the Company outstanding as of the Trigger Event Date.

(c)	“Equity Award Value” means the sum of (i) the Restricted Stock Value and (ii) the Option Award Value.

(d)	“Fully Diluted Shares” means, at any time of determination, the number of shares of common stock of the applicable entity outstanding at such time, plus the number of shares of issuable upon exercise or conversion or otherwise pursuant to any in-the-money common stock equivalents of such entity outstanding at such time.

(e)

“Option Award Value” means the positive difference, if any, between (i) the sum of (A) the product of (I) the number of shares of common stock of Capital Southwest underlying the non-qualified option awarded to the Participant by Capital Southwest on the Date of Grant, as adjusted in connection with the Share

Distribution, (the “Capital Southwest Option”) and (II) the VWAP of one share of common stock of Capital Southwest over the twenty (20) consecutive trading days immediately preceding the Trigger Event Date and (B) the product of (I) the number of Common Shares that would be distributed upon exercise of the non-qualified stock option right granted to the Participant by the Company in connection with the adjustment of the Capital Southwest Option and (II) the VWAP of one Common Share over the twenty (20) consecutive trading days immediately preceding the Trigger Event Date minus (ii) the aggregate exercise price payable under such non-qualified option grants.

(f)	“Restricted Stock Value” means (i) the product of (A) the aggregate number of shares of restricted stock granted under the Capital Southwest Restricted Stock Award and (B) the VWAP of one share of common stock of Capital Southwest over the twenty (20) consecutive trading days immediately preceding the Trigger Event Date plus, except in the case of the Share Distribution, the aggregate value of all dividends and distributions, if any, paid on the restricted stock awarded under the Capital Southwest Restricted Stock Award from the Date of Grant through the Trigger Event Date and (ii) the product of (A) the number of Restricted Shares granted to the Participant pursuant to this Award Agreement and (B) the VWAP of one Common Share over the twenty (20) consecutive trading days immediately preceding the Trigger Event Date.

(g)	“Total Payout Amount” means (i) two percent (2%) of the positive difference, if any, of the Aggregate Trigger Event Value less the Aggregate Base Value (such difference, the “Equity Value Accretion”), but only taking into account for purposes of this clause (i) Equity Value Accretion up to and including $375,000,000, plus (ii) [—] percent (—%) of the amount, if any, by which the Equity Value Accretion exceeds $375,000,000.

(h)	“VWAP” means, for the relevant security, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on the Bloomberg AQR page for the relevant security (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session over the relevant determination period (or if such volume-weighted average price is unavailable, the market value of one share on each trading day during the relevant determination period, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

4.	Retention of Certificates

The certificate(s) representing the Restricted Shares granted hereby will be stamped or otherwise imprinted with the legend required by the Plan with respect to any applicable restrictions on the sale or transfer of such shares, and the stock transfer records of the Company will reflect stop transfer instructions with respect to such shares. At the election of the Company, the Company may retain the certificate(s) representing the Restricted Shares granted to the Participant pursuant to this Award Agreement until such time as the vesting restrictions have lapsed and the restrictions on the transfer of such Restricted Shares have terminated or are removed by the Board. Within a reasonable time thereafter, the Company will deliver to the Participant a new certificate representing such shares, free of the legend referred to herein. The issuance of such certificate shall not affect any restrictions upon the transferability of such shares pursuant to applicable law or otherwise.

5.	Restrictions on Transfer

Restricted Shares granted hereunder shall not be sold, assigned, transferred, pledged or otherwise encumbered until such shares are fully vested.

6.	Dividends and Other Distributions

Notwithstanding anything in the Plan to the contrary, no cash dividends shall be paid with respect to unvested Restricted Shares. The Participant, however, shall have the right to receive any stock and other noncash dividends and noncash distributions made with respect to the Restricted Shares, subject to the vesting of such Restricted Shares. With respect to any unvested Restricted Shares, such noncash dividends or noncash distributions shall likewise be restricted and shall vest on the same schedule as the Restricted Shares as to which the dividends or distributions relate. Any such dividends or distributions shall be retained by the Company and paid to the Participant promptly following vesting of the Restricted Shares to which such dividends or distributions pertain. Upon forfeiture of any of the Restricted Shares, the noncash dividends and noncash distributions related thereto shall also be forfeited.

7.	Voting of Restricted Shares

The Participant shall be entitled to vote the Restricted Shares subject to the rules and procedures adopted by the Committee for this purpose.

8.	Withholding

To the extent that the Company is required to withhold Federal, state or other taxes in connection with the lapse of the restrictions hereunder on the Common Shares, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.

9.	Notices

Any notice required to be given pursuant to this Award Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Participant at the address last provided for his or her employee records.

10.	Award Agreement Subject to Plan

This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. For the avoidance of doubt, in the event Sections 2, 3 or 6 of this Award Agreement are inconsistent with the Plan, the terms of Sections 2, 3, and 6 of this Award Agreement shall govern.

11.	Entire Agreement

This Award Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Award Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Award Agreement, provided, however, in any event, this Award Agreement shall be subject to and governed by the Plan.

12.	Severability

In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.	Electronic Delivery

The Company may, in its sole discretion, deliver any documents related to the Restricted Shares and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.	Counterparts

This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first above written.

COMPANY:

CSW INDUSTRIALS, INC.

By:	Joseph B. Armes
Chief Executive Officer

PARTICIPANT:

Name: